Exhibit 10.1.25

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by and between WILLIAM J. GRIMM (hereafter referred to as “Mr. Grimm”) and PACIFIC CAPITAL BANK, N.A. (hereafter referred to as “PCB”) with reference to the following facts:

RECITALS:

A.	PCB has elected to conclude its employment relationship with Mr. Grimm;

B.	PCB has offered to furnish Mr. Grimm with certain separation benefits, and Mr. Grimm wishes to accept the benefits offered by PCB; and

C.	PCB and Mr. Grimm wish to memorialize the agreements they have reached concerning such separation benefits.

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	CONSIDERATION

To assist Mr. Grimm in his transition, and in consideration of the promises made by Mr. Grimm in this Agreement, PCB agrees, subject to the other terms and conditions of this Agreement, to furnish the following benefits to Mr. Grimm:

•	Commencing on the first business day of the first full calendar month following the expiration of the 7-day revocation period referenced in Section 3.6, below, and on the first business day of each of the ensuing twelve (12) calendar months, PCB agrees to provide Mr. Grimm with a gross monthly payment of Twenty One Thousand Two Hundred and Fifty Dollars ($21,250).

•	Promptly following its receipt of cancelled checks or other satisfactory evidence of Mr. Grimm’s payment of such premiums, PCB agrees to reimburse Mr. Grimm for up to the first twelve (12) monthly COBRA premium payments he makes to maintain his and his spouse’s coverage under PCB’s group health insurance plan or until Mr. Grimm becomes eligible for other health insurance, whichever occurs sooner.

•	PCB releases Mr. Grimm from any obligation to pay the Bank for any sums due under Section 2.1 of that certain Employee Retention Agreement dated April 22, 2004.

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2.	MR. GRIMM’S AGREEMENTS

In consideration of PCB’s promises under this Agreement, Mr. Grimm agrees as follows:

2.1 Consultation Services. Mr. Grimm agrees that, for a twelve (12)-month period commencing with his execution of this Agreement and ending twelve months thereafter, he will, upon reasonable advance notice, make himself available during normal business hours to consult with PCB concerning questions PCB may have about information technology projects undertaken or programs installed during Mr. Grimm’s tenure at PCB, and such other matters as PCB may reasonably request. PCB agrees that Mr. Grimm will not be required to provide more than ten (10) hours of consulting services in any calendar week, nor more than a cumulative total of more than twenty (20) hours of consulting services in any calendar month, and that there is no minimum number of hours of consultation services that Mr. Grimm will be required to render in order to receive the benefits provided for under Section 1, above. PCB agrees to reimburse Mr. Grimm for any reasonable actual travel, hotel and meal expenses associated with any travel to Santa Barbara or other locations that PCB may request Mr. Grimm to undertake in conjunction with furnishing such consulting services.

2.2 General Release. Mr. Grimm hereby fully, finally and forever releases and discharges the PCB, its affiliated entities, and their respective past, present and future officers, directors, employees, insurance carriers, other agents, successors and assigns (all such parties are hereafter collectively referred to as the “Released Parties”) of and from any and all causes of action, obligations, claims, damages, costs or liabilities, whether known or unknown, which Mr. Grimm has or may hereafter learn of against each or any of the Released Parties by reason of any act or omission or cause arising prior to Mr. Grimm’s execution of this Agreement.

Without limiting the generality of the foregoing, Mr. Grimm releases and discharges the Released Parties from any and all causes of action, obligations, claims, damages, costs or liabilities, whether known or unknown, which Mr. Grimm has or may hereafter learn of against each or any of the Released Parties by reason of his employment with PCB or the termination of that employment including, but not limited to, claims based on or relating to: (a) any express or implied contract; (b) wrongful discharge; (c) termination in breach of public policy; (d) age discrimination under the Age Discrimination in Employment Act of 1967, as amended (other than claims based on acts or omissions occurring after the execution of this Agreement); (e) claims of discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, or the California Fair Employment and Housing Act, which prohibit discrimination, harassment and retaliation based on factors such as race, color, age, ancestry, national origin, sex, sexual orientation, transgender status, religion, mental or physical disabilities, marital status, or family or medical leave needs; (f) any other federal, state or local laws or regulations prohibiting employment discrimination or retaliation; (g) personal injury, defamation, assault, battery, infliction of emotional distress, invasion of privacy, or false imprisonment; (h) claims for additional wages, compensation, overtime pay, or any other entitlements or benefits as an employee of PCB; and (j) claims for attorneys’ fees or costs.

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This release covers both claims that Mr. Grimm knows about and those that he may not know about. Accordingly, Mr. Grimm waives any rights afforded by Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Mr. Grimm agrees that he will not file or bring any claims, charges, complaints, or other legal actions against PCB or any of the other Released Parties arising out of or based upon the circumstances of his employment with PCB or the termination of that employment, except in connection with his enforcement of PCB’s obligations under this Agreement or in challenging or seeking a determination in good faith of the validity of this waiver under the ADEA.

2.3 Non-Disparagement. Mr. Grimm agrees to refrain from making any disparaging, denigrating, or untrue statements to third parties about PCB, its board members, officers, employees, affiliates, products, services or business.

2.4 Confidentiality. Mr. Grimm agrees that, unless responding to a subpoena or otherwise required by law, he will not, without PCB’s prior written consent, discuss with or disclose to any third party (other than his spouse, legal counsel, or other professional advisor, who are hereafter referred to as “Permitted Recipients”) the existence of this Agreement, the terms of this Agreement, or the consideration provided for under this Agreement, and will cause and ensure that all Permitted Recipients maintain the confidentiality of such information.

2.5 Non-Solicitation of PCB Employees. Mr. Grimm agrees that for a period of two (2) years following his execution of this Agreement, he will not directly or indirectly, either alone or with others, for his own benefit or for the benefit of any third party, solicit, entice or encourage any PCB employee to leave PCB or to otherwise work for another employer.

3.	OTHER UNDERSTANDINGS AND AGREEMENTS

3.1 Receipt of All Wages. Mr. Grimm acknowledges and agrees that he has previously been paid in full for all wages, commissions, bonuses and other compensation of any kind due or owed to him for any services he rendered as an employee of PCB, and that there are no further wages, commissions, bonuses and other compensation due or owed to him by PCB. Mr. Grimm further acknowledges and agrees his receipt of any wages, commissions, bonuses and other compensation due or owed to him for services he rendered as an employee of PCB has not been conditioned upon his execution of this Agreement.

3.2 Return and Protection of PCB Materials. Mr. Grimm represents, warrants and agrees that he has returned to PCB (a) all documents, files, memoranda, records, computer disks, software and hardware concerning or containing information regarding the business or affairs of PCB, including all copies thereof in any format, that were previously in Mr. Grimm’s possession or control, and (b) all credit cards, email and computer access codes, internet access codes,

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laptop computers, pagers, mail, phones, equipment, and other property belonging to PCB previously in Mr. Grimm’s possession or control. Mr. Grimm acknowledges that he has had access to confidential and proprietary information, including trade secrets, relating to PCB and its business. He agrees to maintain the confidentiality of such information and further agrees to observe his obligation to keep such information confidential pursuant to the California Uniform Trade Secrets Act (Civil Code sections 3426 et seq.) and all other provisions of California and Federal law.

3.3 No Pending Actions or Participation in Actions. Mr. Grimm represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against PCB or any other Released party. Mr. Grimm also agrees that he will not, unless compelled by law to do so by law and then only to the extent required by law, assist or participate in any claim, action, suit, or grievance. That has been brought or is hereafter brought by any person or entity against PCB.

3.4 Voluntary Payment and No Wrongdoing. Mr. Grimm acknowledges and agrees that PCB is not otherwise obligated to provide the benefits described in Section 1.1, above. Mr. Grimm and PCB each agrees that no action taken by them, individually or together, either previously or in connection with this Agreement shall be (a) deemed or construed to be an admission, directly or by implication, of the truth or falsity of any claims asserted or that PCB or any of its employees or agents violated any law, rule, regulation, or contractual right, duty or obligation owed to Mr. Grimm, or (b) an admission by any party of any fault or liability whatsoever. Neither this Agreement nor any part hereof shall be used or admitted into evidence in any proceeding of any character, judicial or otherwise, except to the extent necessary to enforce the rights, duties and obligations of the parties under this Agreement, or as otherwise required by law.

3.5 Voluntary Execution. Mr. Grimm acknowledges and agrees that: (a) he has carefully read this Agreement; (b) he has had an opportunity to review this Agreement with legal counsel prior to executing it (to the extent he desired to do so); (c) he understands and agrees with each of the terms and conditions of this Agreement; and (d) he has voluntarily entered into this Agreement freely and without coercion.

3.6 Acknowledgment of Waiver of Claims Under ADEA. Mr. Grimm acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that his waiver and release under this Agreement is knowing and voluntary. Mr. Grimm and PCB agree that the waiver and release provisions under Section 2.2, above, do not apply to any rights or claims that may arise under ADEA based on acts or omissions occurring after the date Mr. Grimm signs this Agreement. Mr. Grimm acknowledges that the consideration given for this Agreement is in addition to anything of value to which Mr. Grimm was already entitled. Mr. Grimm further acknowledges that: (a) he has been advised by this writing that he should consult with an attorney prior to executing this Agreement; (b) he has up to twenty-one (21) days, commencing July 5, 2006, within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and

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(e) nothing in this Agreement prevents or precludes Mr. Grimm from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA.

3.7 Form 1099’s and Taxes. PCB may issue IRS Form 1099s as required by then-applicable law with respect to sums payable to Mr. Grimm under this Agreement. PCB makes no representations or warranties regarding the taxability or non-taxability of the consideration being furnished to Mr. Grimm under this Agreement, and Mr. Grimm understands and agrees that he is responsible for obtaining his own professional tax advice on such issue. Should the sums payable hereunder ever be treated as taxable to Mr. Grimm then Mr. Grimm agrees that he is solely responsible for all income and payroll taxes, interest and penalties thereon, whether assessed against PCB or Mr. Grimm, and he hereby promises that he will timely make all required tax payments on the sums payable hereunder. Mr. Grimm agrees to indemnify, defend, and hold PCB, its officers, directors, employees, insurers, attorneys and other agents free and harmless from and against any demand or claim for payment of income taxes and payroll taxes, interest, or penalties relating to the monies paid to him or for his benefit pursuant to this Agreement.

3.8 Consequences of Breach. Mr. Grimm acknowledges and agrees that if he breaches any covenant, promise, representation or warranty he has made under this Agreement, then, without jeopardizing any other right or remedy available PCB, and without affecting the enforceability of, or Mr. Grimm’s duty to continue complying with, Mr. Grimm’s remaining covenants and promises under this Agreement, PCB shall be relieved from any obligation to provide any remaining consideration or benefits otherwise due under Paragraph 1, above, and shall be entitled to seek repayment of any sums paid previously.

4.	GENERAL PROVISIONS

4.1 Complete Agreement. This Agreement contains the entire agreement and understanding between the parties and supersedes all prior agreements and understandings, oral or written, concerning the matters covered by this Agreement. No modification, termination, or attempted waiver shall be valid unless in writing and signed by both parties.

4.2 Enforceability. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the remaining provisions shall remain fully valid and enforceable.

4.3 Attorneys’ Fees. Should any action be necessary to construe or enforce the terms or conditions of this Agreement, then the party prevailing in such action shall be entitled to an award of its reasonable attorneys’ fees and costs incurred in conjunction with such action, and in conjunction with any action enforcing any judgment entered therein.

4.4 Joint Preparation. This Agreement shall be construed as if both parties jointly prepared it, and uncertainty or ambiguity shall not be interpreted against one party.

4.5 Counterparts and Facsimile Signatures. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which shall constitute one

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instrument. The parties agree that this Agreement will be considered signed when the signatures of all parties have been exchanged by facsimile transmission. Such facsimile signatures shall be treated in all respects as having the same effect as original signatures, and the parties agree to exchange original signed documents within ten (10) calendar days of the last dated facsimile signature.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date(s) set forth below.

“MR. GRIMM”

Date: July 20, 2006	/s/ William J. Grimm
William J. Grimm

“PCB”

PACIFIC CAPITAL BANK, N.A.

Date: July 21, 2006	By:	/s/ William S. Thomas, Jr.
William S. Thomas, Jr.
President and Chief Executive Officer

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